Exhibit a(iii) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K
                              CASH TRUST SERIES II
                                Amendment No. 4

                              DECLARATION OF TRUST
                            Dated November 14, 1990

THIS Declaration of Trust is amended as follows:

Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

       Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in
       Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

                            Treasury Cash Series II

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, effective as of September 12, 2006, as adopted by the Trustees of the Trust as of the 18th day of August, 2006.

WITNESS the due execution hereof this 12th day of September, 2006.



/s/ John F. Donahue                     /s/ Lawrence D. Ellis, M.D.
John F. Donahue                         Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley
Thomas G. Bigley                        Peter E. Madden

/s/ John T. Conroy, Jr.                 /s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.                     Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis            /s/ John E. Murray, Jr.
Nicholas P. Constantakis                John E. Murray, Jr.

/s/ John F. Cunningham                  /s/ Marjorie P. Smuts
John F. Cunningham                      Marjorie P. Smuts

/s/ J. Christopher Donahue              /s/ John S. Walsh
J. Christopher Donahue                  John S. Walsh